EXHIBIT 99.1

Contact:	Scott J. Bowman
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS FOURTH QUARTER AND FISCAL 2014 RESULTS
•	Comparable Store Sales Increase 1.7% in Fourth Quarter
•	EPS In Line with Prior Guidance
•	Issues Fiscal 2015 Outlook
•	New Wholesaling and Logistics Facility to Open in Second Quarter

BIRMINGHAM, Ala. (March 14, 2014) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the fourth quarter and fiscal year ended February 1, 2014.

Fourth Quarter Results
Net sales for the 13-week period ended February 1, 2014, increased 0.2% to $217.8 million compared with $217.4 million for the 14-week period ended February 2, 2013.  Comparable store sales increased 1.7% on a calendar basis (comparable 13-week period).

Gross profit was 35.8% of net sales for the 13-week period ended February 1, 2014, compared with 36.1% for the 14-week period ended February 2, 2013.

Store operating, selling and administrative expenses were 21.7% of net sales for the 13-week period ended February 1, 2014, compared with 20.3% of net sales for the 14-week period ended February 2, 2013.

Net income for the 13-week period ended February 1, 2014, was $16.9 million compared with $19.4 million for the 14-week period ended February 2, 2013.  Earnings per diluted share were $0.64 for the 13-week period ended February 1, 2014, compared with $0.73 for the 14-week period ended February 2, 2013. The 14th week in Fiscal 2013 added approximately $0.07 in earnings per diluted share to the Fiscal 2013 quarterly and annual results.

Fiscal 2014 Results
Net sales for the 52-week period ended February 1, 2014, increased 4.1% to $852.0 million compared with $818.7 million for the 53-week period ended February 2, 2013.  Comparable store sales increased 1.8% on a calendar basis (comparable 52-week to 52-week period).

Gross profit was 36.3% of net sales for the 52-week period ended February 1, 2014, compared with 36.5% for the 53-week period ended February 2, 2013.

Store operating, selling and administrative expenses were 21.3% of net sales for the 52-week period ended February 1, 2014, compared with 20.8% of net sales for the 53-week period ended February 2, 2013.

Net income for the 52-week period ended February 1, 2014, was $70.9 million compared with $72.6 million for the 53-week period ended February 2, 2013.  Earnings per diluted share were

$2.70 for the 52-week period ended February 1, 2014, compared with $2.72 for the 53-week period ended February 2, 2013.

Jeff Rosenthal, President and Chief Executive Officer, stated, "We were very pleased with sales during the holiday season, although we experienced a significant slowdown in January due to significant weather-related store closures and a less favorable sales impact this year from the college football championship game.  Sales trends improved significantly in February as weather patterns normalized, and we transitioned to our spring assortment.  Looking ahead, we feel confident in our product offering, inventory levels and execution as we progress through this important season.  We also continue to be encouraged by new store unit growth and sales, and look forward to delivering value on our key initiatives in Fiscal 2015."

For the year, Hibbett opened 72 new stores, expanded 14 high performing stores and closed 18 underperforming stores, bringing the store base to 927 in 31 states as of February 1, 2014.

Liquidity and Stock Repurchases
Hibbett ended the fourth quarter of Fiscal 2014 with $66.2 million of available cash and cash equivalents on the consolidated balance sheet, no bank debt outstanding and full availability under its $80.0 million unsecured credit facilities.

During the fourth quarter, the Company repurchased 21,500 shares of common stock for a total expenditure of $1.3 million.  Approximately $229.6 million of the total authorization remained for future stock repurchases as of February 1, 2014.

Fiscal 2015 Outlook
The Company provided the following guidance for Fiscal 2015:
•	Earnings per diluted share in the range of $2.78 to $2.98
•	Increase in comparable store sales in the low-to-mid single digit range
•	Approximately 75 to 80 new stores, 10 to 15 expansions and 15 to 20 closures
•	Flat to slightly positive product gross margin rate compared to Fiscal 2014
•	An estimated $0.11 per diluted share impact due to the transition to the new wholesaling and logistics facility in April/May, ongoing operational costs after opening, and increased depreciation
•	Increase in SG&A expense as a percent of sales due to increased health care costs (estimated $0.02 per diluted share), as well as increases in marketing and IT costs

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, March 14, 2014, to discuss fourth quarter and Fiscal 2014 results.  The number to call for the live interactive teleconference is (212) 231-2921.  A replay of the conference call will be available until March 21, 2014, by dialing (402) 977-9140 and entering the passcode, 21646089.

The Company will also provide an online Web simulcast and rebroadcast of its fourth quarter and Fiscal 2014 conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations, or www.streetevents.com, on March 14, 2014, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and be available for replay for one year.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the South, Southwest, Mid-Atlantic and Midwest regions of the United States.  The Company's primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding store opening, expansion and closing plans, liquidity, sales trends, margin trends, the effects of the transition to the new wholesaling and logistics facility, impact of healthcare costs, earnings per diluted share, comparable store sales, and our growth, execution and productivity expectations.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on April 1, 2013 and in our Quarterly Reports on Form 10-Q filed on June 10, 2013, September 9, 2013 and December 10, 2013. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

-MORE-

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	February 1, 2014	February 2, 2013	February 1, 2014	February 2, 2013
	(13 Weeks)	(14 Weeks)	(52 Weeks)	(53 Weeks)
Net sales	$217,767	$217,407	$851,965	$818,700
Cost of goods sold, distribution center and store occupancy costs	139,794	138,918	542,700	519,818
Gross profit	77,973	78,489	309,265	298,882
Store operating, selling and administrative expenses	47,277	44,167	181,527	169,872
Depreciation and amortization	3,654	3,416	13,847	13,029
Operating income	27,042	30,906	113,891	115,981
Interest expense, net	46	41	188	168
Income before provision for income taxes	26,996	30,865	113,703	115,813
Provision for income taxes	10,126	11,506	42,826	43,231
Net income	$16,870	$19,359	$70,877	$72,582

Net income per common share:
Basic earnings per share	$0.65	$0.75	$2.74	$2.78
Diluted earnings per share	$0.64	$0.73	$2.70	$2.72

Weighted average shares outstanding:
Basic	25,812	25,848	25,870	26,132
Diluted	26,210	26,359	26,266	26,638

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	February 1, 2014	February 2, 2013
Assets
Cash and cash equivalents	$66,227	$76,911
Inventories, net	226,545	221,378
Other current assets	30,877	23,325
Total current assets	323,649	321,614
Property and equipment, net	86,014	49,076
Other assets	6,682	6,641
Total assets	$416,345	$377,331

Liabilities and Stockholders' Investment
Accounts payable	$74,532	$102,021
Short-term capital leases	322	714
Accrued expenses	16,560	15,980
Total current liabilities	91,414	118,715
Non-current liabilities	20,908	19,489
Stockholders' investment	304,023	239,127
Total liabilities and stockholders' investment	$416,345	$377,331

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	February 1, 2014		February 2, 2013		February 1, 2014		February 2, 2013
	(13 Weeks)		(14 Weeks)		(52 Weeks)		(53 Weeks)
Sales Information
Total sales increase	0.2%		14.0%		4.1%		11.8%
Comparable store sales increase (13 and 52 weeks)	1.7	%(1)	4.9	%(2)	1.8	%(1)	6.9	%(2)

Store Count Information
Beginning of period	904		848		873		832
New stores opened	30		27		72		54
Stores closed	(7)		(2)		(18)		(13)
End of period	927		873		927		873

Stores expanded	2		4		14		13
Estimated square footage at end of period (in thousands)	5,331		5,003

Balance Sheet Information
Average inventory per store	$244,385		$253,583

Share Repurchase Program
Shares	21,500		203,662		365,697		903,794
Cost (in thousands)	$1,324		$11,008		$20,095		$49,852

(1) Represents the increase in comparable store sales for the period ended February 2, 2013 to the period ended February 1, 2014.
(2) As originally reported for the period ended February 2, 2013.

Due to the 53rd week in Fiscal 2013, each quarter in Fiscal 2014 started one week later than the same quarter in Fiscal 2013. The chart below presents comparable store sales for Fiscal 2013 as originally reported and as adjusted to represent the same 13-week period as the Fiscal 2014 quarters.

	Fiscal 2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Comparable store sales increase (originally reported)	11.1%	4.8%	6.4%	4.9%	6.9%
Comparable store sales increase (adjusted for week shift)	8.6%	12.5%	-0.7%	4.4%	6.0%
Impact of week shift	-2.5%	7.7%	-7.1%	-0.5%	-0.9%

END OF EXHIBIT 99.1